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                                                                    EXHIBIT 10.2

                          TAX DISAFFILIATION AGREEMENT

        THIS TAX DISAFFILIATION AGREEMENT (this "Agreement"), dated as of _______, is by and among Fidelity National Financial, Inc. ("FNF"), a Delaware corporation, Fidelity National Title Group, Inc. ("FNT"), a Delaware corporation, and Fidelity National Information Services Inc. ("FIS"), a Georgia corporation.

        WHEREAS, as set forth in the Securities Exchange and Distribution Agreement dated as of June 25, 2006 by and between FNF and FNT (the "Distribution Agreement"), FNF will transfer to FNT certain assets and liabilities and then distribute all of the shares of FNT Class A Common Stock it holds on the date specified in the Distribution Agreement (the "Distribution Date") in a transaction (the "Distribution") designed to qualify as a tax-free reorganization and distribution pursuant to sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, FNF is, and will be until the Distribution is effective, the common parent of the affiliated group of corporations within the meaning of section 1504(a) of the Code that includes FNT and its eligible subsidiary corporations;

        WHEREAS, immediately after the Distribution, FNT and FNF will no longer be members of the same affiliated group;

        WHEREAS, after the Distribution, FNF will merge with and into FIS in a transaction designed to qualify under section 368(a)(1)(A) (the "Merger") and FNF will cease its separate corporate existence; and

        WHEREAS, in connection with the Distribution and the Merger the parties hereto desire to enter into this Agreement, setting forth their agreement with respect to certain Tax matters from and after the Distribution Date.

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.1 In General. As used in this Agreement, the following capitalized terms shall have the following meanings:

                "Acquisition" means any acquisition of FNT stock or FIS stock, as applicable (including without limitation a stock redemption) or issuance of FNT stock or FIS stock, as applicable, excluding (a) the issuance of stock by FIS in connection with the acquisition of the assets of FNF in the Merger; (b) the distribution of FNT stock in the Distribution; (c) any acquisition of stock that qualifies under section 1.355-7(d)(7) of the Treasury Regulations or any successor thereto, section 1.355-7(d)(8) of the Treasury Regulations or any successor thereto or section 1.355-7(d)(9) of the Treasury Regulations or any successor thereto; (d) any acquisition of FIS stock held by an existing shareholder


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        of FIS prior to the effective time of the Merger, including, without limitation, any sale of such FIS stock by such a shareholder pursuant to the exercise of registration rights by such shareholder; (e) any vesting of FIS restricted stock that is granted or issued in connection with the Distribution or the Merger; and (f) any acquisition of FIS stock pursuant to the exercise of any option to acquire FIS stock that is granted in connection with the Distribution or the Merger.

                "Adverse Consequences" means damages, penalties, fines, costs, expenses (including professional fees and expenses), amounts paid in settlement, liabilities, obligations, liens, and losses, including any such amounts arising out of or related to claims asserted against FNF, FIS or FNT by any shareholder participating in the Distribution, or the Service, or any other Tax Authority that ultimately is successful in seeking recourse against FNF, FIS or FNT; provided that Adverse Consequences shall not include any indirect, special, consequential, or punitive damages, except for indirect, special, consequential or punitive damages paid or awarded with respect to a Third-Party Claim.

                "After-Tax Basis" means that, for purposes of determining the amount of the Indemnified Liability, the amount of any Taxes, Tax Losses, or Adverse Consequences shall be determined net of any Tax Benefit derived by the Indemnitee as the result of sustaining such Tax, Tax Loss, and Adverse Consequences and increased by the amount of any Tax Detriment incurred by the Indemnitee as the result of its receipt, or right to receive, such indemnification payment, so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Tax, Tax Loss, or Adverse Consequences.

                "Affiliated Company" means any and every corporation that has a common parent that holds directly or indirectly 80% or more of the voting power and value of such corporation within the meaning of section 1504(a) of the Code.

                "Agreement" has the meaning set forth in the Preamble hereto.

                "Arbitrator" has the meaning set forth in Section 8.5(c) of this Agreement.

                "Audit" includes any audit, assessment of Taxes or other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

                "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by law to close.

                "Code" has the meaning set forth in the Recitals to this Agreement.

                "Combined Group" means a group of one or more companies that files a Combined Return.


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                "Combined Return" means any Tax Return with respect to Combined
        State/Local Tax filed on a consolidated, combined, unitary or other similar basis wherein any member of the FIS Group joins in the filing of such Tax Return (for any Taxable Period) with any member of the FNF Legacy Group or the FNT Group.

                "Combined State/Local Tax" means the state or local Tax liability determined on a consolidated, combined or unitary basis.

                "Combined Tax Allocation Statement" has the meaning set forth in
        Section 2.4(b).

                "Consolidated Federal Tax" means the Federal Income Tax liability of a Consolidated Group determined on a consolidated basis.

                "Consolidated Group" means a group of one or more Affiliated Companies that files a Consolidated Return.

                "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis pursuant to Section 1501 of the Code.

                "Consolidated Tax Allocation Statement" has the meaning set forth in Section 2.4(b).

                "Contemplated Action" means any action contemplated by the Distribution Agreement or any other agreement entered into in connection with the Distribution or the Merger, any vesting of FIS restricted stock that is granted or issued in connection with the Distribution or the Merger, including FIS restricted stock issued in respect of FNF restricted stock, and any acquisition of FIS stock pursuant to the exercise of any option to acquire FIS stock that is granted in connection with the Distribution or the Merger, including FNF options assumed by FIS pursuant to the Merger.

                "Contest" means any Audit or claim for refund involving any Taxes with respect to a Pre-Distribution Period.

                "Control" means stock representing a 50% or greater interest within the meaning of Section 355(e) of the Code, taking into account the principles of section 355(e)(3)(B).

                "Controlling Party" has the meaning set forth in Section 6.2(d) of this Agreement.

                "Cross-Indemnity Agreement" means the cross indemnification agreement signed and executed by FNT and FIS pursuant to Section 2.3(f) of the Distribution Agreement.

                "Dispute" has the meaning set forth in Section 8.5(a) of this Agreement.

                "Distribution" has the meaning set forth in the Recitals to this Agreement.


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                "Distribution Agreement" has the meaning set forth in the
        Recitals to this Agreement.

                "Distribution Date" has the meaning set forth in the Recitals to this Agreement.

                "Effective Date" has the meaning set forth in Section 8.1 of this Agreement.

                "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Section 11, 55, and 1201(a) of the Code), and any interest, addition to Tax, or penalties applicable or related thereto, and any other income-based U.S. federal tax which is hereinafter imposed upon corporations.

                "Filing Group" means either (a) the FNT Group, if the Filing Party is either FNF or a member of the FNT Group, or (b) the FIS Group, if the Filing Party is a member of the FIS Group.

                "Filing Party" means, (a) with respect to any Consolidated Return or Combined Return, the party that is required to file such a Tax Return under Section 2.2 of this Agreement, and (b) with respect to any Separate Return, the party that is required to file such Tax Return under applicable law.

                "Final Determination" means with respect to any issue (a) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable, (b) a closing agreement under section 7121 of the Code or a comparable provision of any state, local, or foreign Tax law that is binding against the Service or any other Taxing Authority, (c) any other final settlement with the Service or other Taxing Authority, or (d) the expiration of an applicable statute of limitations.

                "FIS" has the meaning set forth in the Preamble to this Agreement.

                "FIS Acquisition Process" has the meaning set forth in Section 5.2(b) of this Agreement.

                "FIS Combined Returns" means any Combined Return with respect to which FIS or any member of the FIS Group is the common parent of the Combined Group.

                "FIS Consolidated Returns" means any Consolidated Return with respect to which FIS is the common parent of the Consolidated Group, except for any Consolidated Return in which FNF will be the common parent of the Consolidated Group until the Merger.

                "FIS Group" means FIS and any Affiliated Company of which FIS is the common parent corporation, and any corporation which may be, or may become, a member of such group from time to time, excluding FNF.


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                "FNF" has the meaning set forth in the Preamble to this
        Agreement.

                "FNF Consolidated Return" means any Consolidated Return with respect to which FNF is the common parent of the Consolidated Group, including any Consolidated Return for which FNF will be the common parent until the Merger and for which FIS will be the common parent after the Merger.

                "FNF Legacy Group" includes FNF and any other member of the FNF Group prior to the Distribution, other than any member of the FIS Group or any member of the FNT Group prior to the Distribution.

                "FNF Legacy Group Combined Return" means any Combined Return with respect to which a member of the FNF Legacy Group is the common parent of the Combined Group.

                "FNT" has the meaning set forth in the Preamble to this Agreement.

                "FNT Acquisition Process" has the meaning set forth in Section 5.2(c) of this Agreement.

                "FNT Combined Return" means any Combined Return with respect to which FNT or any member of the FNT Group is the common parent of the Combined Group.

                "FNT Consolidated Return" means any Consolidated Return with respect to which FNT is the common parent of the Consolidated Group.

                "FNT Group" means FNT and any Affiliated Company of which FNT is the common parent corporation and any corporation which may be, or may become, a member of such group from time to time.

                "Hypothetical Tax" has the meaning set forth in Paragraph 1 of
        Schedule 1.

                "Indemnified Liability" means any liability which is imposed upon or incurred by an Indemnitee against which such Indemnitee is indemnified and held harmless under this Agreement.

                "Indemnifying Party" means any person that is required to indemnify and hold harmless any Indemnitee under this Agreement.

                "Indemnitee" means person that incurs a liability that is subject to indemnification under this Agreement.

                "Merger" has the meaning set forth in the Recitals to this Agreement.

                "Non-Controlling Party" has the meaning set forth in Section 6.2(d)(i) of this Agreement.


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                "Non-Filing Group" means either the FIS Group, if the Filing
        Party is a member of the FNT Group, or the FNT Group if the Filing Party is a member of the FIS Group.

                "Non-Filing Party" means either FIS, if the Filing Party is a member of the FNT Group, or FNT, if the Filing Party is a member of the FIS Group.

                "NTI-NY" means National Title Insurance of New York, Inc., a New York insurance company.

                "Opinion Documents" means the Tax Opinion and representation letters referred to therein.

                "Other Tax Group" means either the FNT Group if the FIS Group is the Tax Group or the FIS Group if the FNT Group is the Tax Group.

                "Post-Distribution Period" means any Taxable Period or portion thereof beginning after the Distribution Date.

                "Pre-Distribution Period" means any (a) Taxable Period ending on or prior to the Distribution Date or (b) with respect to any Taxable Period beginning prior to the Distribution Date and ending after the Distribution Date, the portion of such Taxable Period that ends on the Distribution Date.

                "Private Letter Ruling" means the private letter ruling issued by the Service to FNF that addresses, inter alia, the tax consequences of the Distribution and Merger.

                "Referee" has the meaning set forth in Section 8.5(c) of the Agreement.

                "Ruling Documents" means the Private Letter Ruling, plus all of the materials submitted to the Service in connection with obtaining such ruling.

                "Regulated Tax Sharing Agreement" means any written Tax Sharing Agreement between an insurance company and FNF, FNT, or FIS filed with a state insurance commissioner, for the period that Tax Sharing Agreement remains in effect.

                "Section 355(e) Liability" has the meaning set forth in Section 5.2(f) of this Agreement.

                "Section 355 Tax Treatment" has the meaning set forth in Section 5.1(a)(i) of this Agreement.

                "Separate Return" means any Tax Return, filed by any entity, that is not part of a Consolidated Return or a Combined Return.


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                "Separate Tax" means any Tax incurred by an entity that is not a
        Federal Income Tax required to be shown on a Consolidated Return and is not a Combined State/Local Tax required to be shown on a Combined
        Return.

                "Service" means the Internal Revenue Service.

                "Steering Committee" has the meaning set forth in Section 8.5(a) of this Agreement.

                "Tax" means any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, estimated, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a Tax Authority.

                "Tax Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the Service).

                "Tax Benefit" means a decrease in the Tax liability of a taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the consolidated, combined, or unitary group of which it is a member) in the current period and all prior periods, is less than it would have been if such Tax liability were determined on a consistent basis without regard to such Tax Item, taking into account the principles of Schedule I.

                "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer (or of the consolidated, combined, or unitary group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the consolidated, combined, or unitary group of which it is a member) in the current period and all prior periods, is more than it would have been if such Tax liability were determined on a consistent basis without regard to such Tax Item, taking into account the principles of Schedule I.

                "Tax Group" means either the FNT Group or the FIS Group, as the context dictates.


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                "Tax Group Parent" means either FNT, if the FNT Group is the Tax
        Group, or FIS, if the FIS Group is the Tax Group.

                "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

                "Tax Losses" means all fees and costs (including reasonable outside professional fees and costs incurred in connection with a contest) that directly result from, or relate to, Taxes.

                "Tax Opinion" means the tax opinion that Deloitte Tax LLP will deliver pursuant to Section 6.3(e) of the Distribution Agreement.

                "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) supplied to, or filed with, a Tax Authority in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax, including where permitted or required any Tax return filed on a consolidated, combined, unitary or other similar basis.

                "Tax Settlement" shall have the meaning set forth in Section 6.4(b) of this Agreement.

                "Tax Sharing Agreement" means any tax sharing agreements, arrangements, policies or guidelines, formal or informal, express or implied, which may exist between the members of an affiliated group.

                "Taxable Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or any other applicable Tax laws.

                "Third-Party Claim" means the assertion of any claim or the commencement of any action by a person (other than a Tax Authority) who is not a member of (i) the FNT Group; (ii) the FIS Group; or (iii) the FNF Legacy Group, in each case only if Adverse Consequences resulting from such claim or action would be subject to indemnification under this Agreement.

                "Treasury Regulations" means the final and temporary Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of successor regulations).


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          SECTION 2. TAX RETURNS, TAX SHARING PAYMENTS AND GENERAL TAX
                             ADMINISTRATIVE MATTERS.

2.1 Agent for the FNF Group. Prior to the Merger, to the extent reasonably possible, (i) FNF will designate FNT as the agent for all matters subject to agency with respect to the FNF Consolidated Return for the 2006 and 2005 Taxable Periods in accordance with Section 1.1502-77(d) of the Treasury Regulations and will obtain IRS approval for such designation, (ii) FNF, in its sole discretion, will designate another appropriate member of the FNT Group as such agent for all other Taxable Periods for which the statute of limitations on assessment under Section 6501 of the Code has not expired and will obtain IRS approval for such designation, and (iii) FNF will make conforming designations with respect to all FNF Legacy Group Combined Returns and will obtain approval from the appropriate Tax Authority.

2.2     Filing of Returns.

        (a) FNT shall accurately prepare (or cause to be prepared) in a manner consistent with past practice and shall timely file (or cause to be timely filed) all (i) FNF Consolidated Returns, except as provided in Section 2.2(f) of this Agreement, (ii) FNT Consolidated Returns, (iii) FNT Combined Returns, (iv) FNF Legacy Group Combined Returns that FNT or any other member of the FNT Group is otherwise required to file under applicable state law, and (v) any Tax Return, other than one described in this Section 2.2(a)(i) through (iv), that includes FNF and at least one other member of the FNF Legacy Group or the FNT Group but no member of the FIS Group.

        (b) FIS shall accurately prepare (or cause to be prepared) in a manner consistent with past practice and timely file (or cause to be timely filed) (i) all FIS Consolidated Returns; (ii) all FIS Combined Returns; and (iii) all FNF Legacy Group Combined Returns that FIS or any member of the FIS Group is required to file under applicable state law.

        (c) FIS shall accurately prepare (or cause to be prepared) in a manner consistent with past practice and shall timely file (or cause to be filed) all Separate Returns that are required to be filed by any FIS Group company, including all NTI-NY Tax Returns. FNT shall accurately prepare (or cause to be prepared) in a manner consistent with past practice and shall timely file (or cause to be timely filed) all Separate Returns that are required to be filed by any FNT Group company and all Separate Returns that are required to be filed by any FNF Legacy Group company, other than NTI-NY Tax Returns.

        (d) At least 45 days before the due date (including extensions) of any Filing Party Consolidated Return or any Filing Party Combined Return that includes any Non-Filing Group company and from time to time as reasonably requested thereafter, the Non-Filing Party shall provide to the Filing Party all information relating to the Non-Filing Group necessary to prepare the Tax Returns described in this


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                Section 2.2. Such information will be prepared in a manner consistent with past practices at the expense of the Non-Filing Party. At least 2 weeks prior to filing, such Filing Party Consolidated Return or Filing Party Combined Return shall be provided to the Non-Filing Party for review and approval, which approval shall not be unreasonably withheld. If the Non-Filing Party proposes an adjustment to any Non-Filing Party item on any Filing Party Consolidated Return or Filing Party Combined Return, and the Filing Party declines to accept such proposal, then the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement; provided, however, that if such dispute is not settled prior to the filing date of such return, then the return may be filed without taking the Non-Filing Party's proposal into account but the amount payable pursuant to this Agreement pending the determination under
                Section 8.5 will be determined as if such proposal was accepted; provided further, that if it is ultimately concluded that the Filing Party was reasonable in rejecting such proposal, the Non-Filing Party shall promptly pay with interest, as provided in Section 4.3, all amounts not yet paid that would have been required to be paid had the amounts required to be paid been calculated without taking such proposal into account.

        (e)     Any disagreements with regard to any matters covered by this
                Section 2.2 shall be resolved in accordance with Section 8.5 of this Agreement.

        (f) Notwithstanding anything to the contrary in this Agreement, in the event that the Merger constitutes a reverse acquisition as defined in section 1.1502-75(d)(3) of the Treasury Regulations, FIS shall accurately prepare (or cause to be prepared) in a manner consistent with past practice and shall timely file (or cause to be filed) the FNF Consolidated Return for the Taxable Period in which the Merger occurs.

2.3     Amended Returns.

        (a) The Filing Party shall not file (or cause to be filed), without the prior written consent of the Non-Filing Party (which consent shall not be unreasonably withheld), any amended Consolidated Return or amended Combined Return which includes any member of the Non-Filing Group if such return would result in a Tax Detriment to any member of the Non-Filing Group for any Taxable Period. The consent of the Non-Filing Party shall not be required if the Filing Party reimburses the Non-Filing Party for any such Tax Detriment. In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with
                Section 8.5 of this Agreement.

        (b) The Filing Party, upon receipt of a written request by the Non-Filing Party, shall file an amended Consolidated Return or amended Combined Return which includes any member of the Non-Filing Group if such return would result in a Tax Benefit to any member of the Non-Filing Group for any Taxable Period; provided, however, that if such amended Consolidated Return or such amended Combined Return results in a Tax Detriment to any member of the Filing Group,


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                it shall be filed only upon the written consent of the Filing
                Party (which consent shall not be unreasonably withheld) unless the Non-Filing Party agrees to reimburse the Filing Group for any such Tax Detriment. In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with
                Section 8.5 of this Agreement.

2.4     Payment of Taxes.

        (a) FIS shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes, if any, for which it is required to file Consolidated Returns or Combined Returns pursuant to Sections 2.2(b), 2.2 (c), and 2.2(f) of this Agreement. FNT shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes, if any, for which it is required to file Consolidated Returns or Combined Returns pursuant to Section 2.2(a) and 2.2(c) of this Agreement.

        (b) No later than 20 Business Days prior to the due date (including extensions) of any Consolidated Return or Combined Return, the Filing Party shall prepare or cause to be prepared, taking into account Schedule I, a statement (the "Consolidated Tax Allocation Statement" or the "Combined Tax Allocation Statement," as the case may be) setting forth the amount of the unpaid or overpaid portion of the Non-Filing Group's allocable share of the total Consolidated Federal Tax liability or Combined State/Local Tax liability, if any, taking into account any applicable Tax payments (including estimated tax payments) previously made by the Non-Filing Party or any other member of the Non-Filing Group to any member of the Filing Group or to any Tax Authority, and shall provide such statement, or cause such statement to be provided, to the Non-Filing Party. No later than the due date (including any extensions), of any Consolidated Return or Combined Return including both FIS Group companies and FNT Group companies, the Filing Party shall pay to the Non-Filing Party any overpayment or the Non-Filing Party shall pay to the Filing Party any underpayment shown on the Consolidated Tax Allocation Statement or the Combined Tax Allocation Statement, as the case may be. In the event of disagreement over the Non-Filing Group's allocable share of the total Tax liability shown on the Consolidated Tax Allocation Statement or Combined Tax Allocation Statement, as the case may be, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

2.5     Treatment of Prior Tax Sharing Agreements.

        (a) Except as otherwise provided in this Agreement, any Tax Sharing Agreements that may exist between any FNF Group company, on the one hand, and any FNT Group company, on the other hand, shall terminate, and any obligations under any such agreements or arrangements shall be cancelled, as of the Effective Date, without any payment by any party thereto.



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        (b)     Notwithstanding any other provision in this Agreement, the
                Regulated Tax Sharing Agreements of all insurance companies shall remain in effect, and shall govern all allocations of Taxes among the companies that are parties to those Agreements (in lieu of Section 2.4(b) of this Agreement). FNT will take all steps, as quickly as is reasonably possible, to amend all existing Regulated Tax Sharing Agreements to substitute FNT for FNF as a party to the agreements, to make all required regulatory filings, and to obtain all necessary approvals.

2.6 Consistent with Private Letter Ruling and Tax Opinion. All Tax Returns filed pursuant to this Section 2 after the Distribution Date shall be prepared on a basis consistent with the rulings obtained from the Service in the Private Letter Ruling and the Tax Opinion (in the absence of a relevant change in law or circumstances).


                   SECTION 3. ALLOCATION OF CERTAIN TAX ITEMS.

3.1     Carryforwards and Carrybacks.

        (a) The Filing Party shall notify the Non-Filing Party of any consolidated or combined carryover item which may be partially or totally attributed to and carried over by any member of the Non-Filing Group and will notify the Non-Filing Party of subsequent adjustments which may affect such carryover item.

        (b) Notwithstanding any other provision of this Agreement, the Non-Filing Party shall not be required to make any election under Section 172(b)(3) of the Code, or any similar provision of any state or local Tax Law, to relinquish any right to carryback net operating losses. Upon a request by the Non-Filing Party, the Filing Party shall be required to include on an amended FNF Consolidated Return or Combined Return that includes any member of the Non-Filing Group any net operating losses of any such member of the Non-Filing Group arising in a Post-Distribution Period to the extent allowed under the Tax Law; and the Non-Filing Party shall receive any payment with respect to such carryforward or carryback; provided, however, that if the Filing Party incurs a Tax Detriment related to the inclusion of such net operating losses on the Consolidated Return or Combined Return, the Non-Filing Party shall indemnify the Filing Party for the amount of such Tax Detriment.

3.2 Refunds. Any refund of Taxes resulting from an adjustment made to a Tax Return that includes one or more FIS Group companies on the one hand, and FNT Group companies on the other, shall be allocated in a manner such that a party responsible for indemnification of a tax liability for a particular Taxable Period pursuant to either Section 4 or Section 5 will be entitled to any refunds with respect to such Tax for such Taxable Period, except as provided in Section 3.1.

                      SECTION 4. INDEMNIFICATION PROVISIONS

4.1     General Indemnification.

        (a) After the Distribution Date, FNT shall indemnify and hold harmless, on an After-Tax Basis, FIS and each other member of the FIS Group against any and all (i) Taxes with respect to any FNF Consolidated Return for any Pre-Distribution Period; (ii) Taxes with respect to any FIS Combined Return or any FNF Legacy Group Combined Return to the extent that any FNF Legacy Group company or any member of the FNT Group caused an increase in the Tax liability on the Tax Return; (iii) Taxes with respect to any Separate Return filed by FNF or any FNT Group company; (iv) Taxes with respect to any FNF Legacy Group company or any FNT Group company for which any FIS Group company may be liable under Section 1.1502-6 of the Treasury Regulations, or any successor provision thereto, or any provision of state or local law comparable thereto; (v) Taxes with respect to any Tax Return, other than one described in Section 4.1(a)(i) through
                (iv) above, that includes FNF and at least one other member of the FNF Legacy Group or the FNT Group, but no member of the FIS Group; and (vi) Taxes and Adverse Consequences resulting from any failure of the Merger to qualify as a reorganization under
                Section 368(a) of the Code.

        (b) FIS will indemnify and hold harmless on an After-Tax Basis FNT and each other member of the FNT Group against any and all Taxes
                (i) with respect to any FNF Consolidated Return for any Post-Distribution Period; (ii) with respect to any FNF Legacy Group Combined Return or any FNT Combined Return, to the extent that any member of the FIS Group caused an increase in the Tax liability on the Tax Return; (iii) with respect to any Separate Return filed by any FIS Group company; and (iv) with respect to any FIS Group company for which any FNT Group company or any FNF Legacy Group company may be liable under Section 1.1502-6 of the Treasury Regulations or any provision of state or local law comparable thereto.

        (c) i. In the case of Taxes arising in a Taxable Period that includes, but does not end on, the Distribution Date, the allocation of Taxes between the Pre-Distribution Period and the Post-Distribution Period shall be governed by Paragraph 4 of
                Schedule I.

                ii. The determination of whether a company caused an increase in the Tax liability of a Consolidated Return or Combined Return shall be governed by Schedule I.

        (d)     If a party is entitled to indemnification for Taxes under this
                Section 4.1, such party shall also be entitled to indemnification for any Tax Losses incurred in connection with any such Taxes.

        (e)    Notwithstanding the above, indemnification for denial of the
               Section 355 Tax Treatment shall not be under this Section, but shall be covered by Section 5 of this Agreement.

4.2     Indemnity Payments.

        (a) Except as otherwise provided under this Agreement, to the extent that any party has an indemnification or payment obligation to another party pursuant to this Agreement, the Indemnitee shall provide the Indemnifying Party with its calculation of the amount of such obligation. Such calculation shall provide the Indemnifying Party sufficient detail to permit the Indemnifying Party to reasonably understand the calculations and the existence and correct amount of the Indemnified Liability. All indemnification payments shall be made to such Indemnitee within thirty (30) days after delivery by the Indemnitee to the Indemnifying Party of written notice of a payment, or, if such Indemnified Liability is contested pursuant to Section 6.2 of this Agreement, within thirty (30) days of the incurrence of such an amount based on a Final Determination, together with a computation of the amounts due. Any disputes with respect to indemnification payments shall be resolved in accordance with
                Section 8.5 of this Agreement. In the event of such dispute, any payment of an Indemnified Liability shall be made within thirty
                (30) days of the date of the resolution of such dispute under
                Section 8.5 of this Agreement.

        (b) Any payment required under this Agreement in an amount in excess of one million dollars ($1,000,000) shall be made by electronic funds transfer of immediately available funds.

        (c) Notwithstanding any other provision of this Agreement, no payment of an Indemnified Liability shall be required under this
                Section 4 to the extent it is duplicative of any payment made pursuant to any other provision of this Agreement and any such payment shall be made as required by such other provision.

4.3 Interest. Payments pursuant to this Agreement that are not made within the period prescribed shall bear interest for the period from and including the date immediately following the last date of the prescribed period through and including the date of payment at a per annum rate equal to the rate provided under Section 6621(c) of the Code. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

                      SECTION 5. DISTRIBUTION TAX TREATMENT

5.1     Section 355 Tax Treatment.

        (a)     Representations, Covenants, and Agreements.

                i. The parties expressly agree for all purposes to treat the Distribution as a tax-free distribution under
                        Section 355 and related sections of the Code, including
                        Section 361(c) of the Code ("Section 355 Tax
                        Treatment."). Each of FNT and FIS also expressly agrees
                        (A) to comply (and to cause each of its Affiliated Companies to comply) with the representations set forth in the Ruling Documents and the Opinion Documents to the extent that the representations made therein are descriptive of such party (which, for the avoidance of doubt, in the case of FIS shall not include representations relating to FNF), (B) not to take (and to cause each of its Affiliated Corporations not to take) any action within its control that would cause the
                        Section 355 Tax Treatment not to apply (except where such action is required by law), and (C) to take (and to cause each of its Affiliated Companies to take) any and all actions reasonably available to such party (or Affiliated Company), and to cooperate with the other parties, to support and defend the Section 355 Tax Treatment; provided, however, that FIS shall be permitted to take any Contemplated Action.

                ii. FNF and FNT have reviewed the information and representations made in the Ruling Documents and the Opinion Documents, and to their knowledge, all of such information and representations are true, correct, and complete in all material respects.

        (b)     Notwithstanding anything to the contrary in Section 4 of this
                Agreement:

                i. Except as set forth in paragraph (ii) of this Section 5.1(b), if there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment (other than Section 355(e) Liability, which is addressed by Section 5.2 of this Agreement), then FNT shall be liable for, and shall indemnify and hold each FIS Group member harmless for, any Taxes or Adverse Consequences that would not have occurred but for such disallowance.

                ii. If there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment (other than Section 355(e) Liability, which is addressed by Section 5.2) and any FIS Group company has breached Section 5.1(a) which breach results in such disallowance, then FIS shall be liable for, and shall indemnify and hold each FNT Group member harmless for, any Taxes or Adverse Consequences that would not have occurred but for such breach.

5.2     Section 355(e).

        (a) Unless, for each Acquisition of an interest in FIS, the FIS Acquisition Process is first satisfied at FIS' expense, FIS shall not take any action within its control, and shall cause its Affiliated Companies to refrain from taking any action within their control, which would result in a direct or indirect Acquisition (taking into account the stock aggregation and attribution rules of section 355(e)) by one or more persons in the two-year period following the Distribution Date.

        (b) As used herein with reference to any Acquisition of an interest in FIS, the "FIS Acquisition Process" shall be satisfied if all the following requirements are satisfied:

                i.      FIS notifies FNT of the proposed Acquisition;

                ii. FIS obtains either (A) an opinion of a nationally recognized law firm or accounting firm to the effect that such Acquisition would not cause the Section 355 Tax Treatment to be disallowed by reason of the application of Section 355(e) of the Code or (B) the written consent of FNT's General Counsel or senior tax officer; and

                iii. FIS provides a copy of the opinion or consent described in Section 5.2(b)(ii) of this Agreement to FNT.

        (c) Unless, for each Acquisition of an interest in FNT, the FNT Acquisition Process is first satisfied at FNT's expense, FNT shall not take any action within its control, and shall cause its Affiliated Companies to refrain from taking any action within their control, which would result in a direct or indirect Acquisition (taking into account the stock aggregation and attribution rules of section 355(e)) by one or more persons in the two-year period following the Distribution Date.

        (d) As used herein with reference to any Acquisition of an interest in FNT, the "FNT Acquisition Process" shall be satisfied if all the following requirements are satisfied:

                i.      FNT notifies FIS of the proposed Acquisition;

                ii. FNT obtains either (A) an opinion of a nationally recognized law firm or accounting firm to the effect that such Acquisition would not cause the Section 355 Tax Treatment to be disallowed by reason of the application of Section 355(e) of the Code or (B) the written consent of FIS's General Counsel or senior tax officer; and

                iii. FNT provides a copy of the opinion or consent described in Section 5.2(d)(ii) of this Agreement to FIS.

        (e) If,by reason of an action within the control of FIS or one of its Affiliated Companies (other than a Contemplated Action),
                Section 355(e) of the Code is applicable to the Distribution because the Distribution was part of a plan (or series of related transactions) pursuant to which one or more persons acquired directly or indirectly FIS stock representing Control (within the meaning of Section 355(e) of the Code) of FNF or any successor to FNF (including FIS) in the Distribution, FIS shall pay and be liable for, and shall indemnify FNT against any liability for, on an After-Tax Basis, any resulting Taxes and other Adverse Consequences that would not have occurred but for such action, regardless of whether the FIS Acquisition Process has been satisfied.

        (f) Except as provided in Section 5.2(e), FNT shall pay and be liable for, and shall indemnify and hold each FIS Group member harmless from, on an After-Tax Basis, any Taxes and Adverse Consequences that occur by reason of the application of Section 355(e) of the Code to the Distribution (the "Section 355(e) Liability").

5.3     Indemnification Payments. Any indemnification required under this
        Section 5 shall be paid in accordance with the terms of Sections 4.2 and
        4.3 of this Agreement.


                      SECTION 6. AUDITS AND CONTEST RIGHTS.

6.1 Notice. If, after the Effective Date, any member of a Tax Group receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which any member of the Other Tax Group is responsible under this Agreement, then the Tax Group Parent of the Tax Group receiving such notice shall provide or cause to be provided a copy of such notice to the Other Tax Group promptly thereafter, but, in any case, within ten (10) Business Days of receipt thereof. Each Tax Group Parent shall forward or cause to be forwarded to the Other Tax Group relevant portions of any reports or other communications which relate to such matters.

6.2     Contests.

        (a) Except as otherwise provided in this Agreement, the respective Filing Party shall have the right to control, contest, and represent the interest of any FNF Legacy Group company, any FNT Group company or any FIS Group company in any Contest relating to any Tax Return described in Section 2.2 or 2.3 of this Agreement (other than a Tax Return described in Section 6.2(b) or (c) of this Agreement) and, subject to Section 6.4(b) of this Agreement, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Contest. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

        (b) Except as otherwise provided herein, after the date of execution of this Agreement, in the case of a Contest that relates to a Tax Return for a Taxable Period beginning before the Distribution Date (or any item relating thereto or reported thereon) which would give rise to an Indemnification Liability under this Agreement, of an Indemnifying Party that is not the Filing Party with respect to such Tax Return, the Indemnifying Party shall have the right at its expense to participate in and control the conduct of such Contest. If the Indemnifying Party does not assume the defense of any such Contest for a Pre-Distribution Period, the Filing Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Contest after giving ten (10) Business Days' prior written notice to the Indemnifying Party setting forth the terms and conditions of settlement. In the event of a Contest covered by the first sentence of this paragraph, that involves issues (i) relating to a potential adjustment for which the Indemnifying Party has liability and (ii) that are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which any Indemnitee would be liable, the Indemnitee shall have the right at its expense to control the Contest but only with respect to the latter issues.

        (c) With respect to a Contest involving an issue for which both (i) any FNT Group company and (ii) any FIS Group company could be liable, both parties may participate in the Contest, and the Contest may be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Taxable Periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this
                Section 6.2 by FNT or by FIS.

        (d) The party that is controlling any Contest pursuant to Sections 6.2(b) and (c) of this Agreement (the "Controlling Party"):

                (i) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of the deficiency, claim or adjustment that is the subject of such Contest shall (A) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the other party (the "Non-Controlling Party") with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (B) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Controlling Party's reasonable comments and changes on such draft copy of such correspondence or filing, and (C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates such deficiency, claim or adjustment; and

                (ii) shall provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to the deficiency, claim or adjustment that is the subject of such Contest.

6.3 Judicial Appeals. In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to a matter described in Sections 6.2(b) and
        (c) of this Agreement, then, subject to Section 6.4(b):

        (a) In the case of an appeal of an adverse determination, which involves no material issues other than matters for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement, the Non-Filing Party shall have the right to cause the Filing Party to appeal from such adverse determination.

        (b) In the case of an appeal of any other adverse determination which involves material issues other than those for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement and the Filing Party determines not to appeal such adverse determination, the Non-Filing Party shall have the right to cause the Filing Party to appeal from such adverse determination if the Non-Filing Party delivers to the Filing Party an opinion from an independent tax counsel or accountant selected by the Non-Filing Party and reasonably acceptable to the Filing Party that it is more likely than not that such appeal will succeed and the amount in controversy exceeds $100,000. The Filing Party shall give written notice to the Non-Filing Party of its determination of whether to appeal an adverse determination pursuant to this Section 6.3(b) not less than 20 days prior to any applicable filing deadline.

        (c) In the case of an adverse determination which involves matters for which the Filing Party would be the Indemnifying Party pursuant to this Agreement and, within such determination, material matters for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement were favorably disposed, the Non-Filing Party shall have the right to prevent the Filing Party from appealing from such adverse determination unless the Filing Party delivers to the Non-Filing Party an opinion from an independent tax counsel selected by the Filing Party and reasonably acceptable to the Non-Filing Party that it is more likely than not that such appeal will succeed.

        (d) If the Non-Filing Party causes the Filing Party to appeal any adverse determination pursuant to this Section 6.3, the Non-Filing Party shall pay the reasonable costs, including legal fees, of the Filing Party incurred in such appeal.

6.4     Limitations.

        (a) The Non-Filing Party shall have a right to contest any deficiency, claim or adjustment in accordance with Section 6.2 of this Agreement only if:

                (i) within thirty (30) Business Days of a reasonable request by the Filing Party, the Non-Filing Party shall deliver to the Filing Party a written opinion of a nationally recognized tax attorney or tax accountant that is a member of a recognized law firm or accounting firm, to the effect that the Non-Filing Party's position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Section 1.6662-3(b)(3) of the Treasury Regulations); provided that this Section 6.4(a)(i) shall not apply to with respect to positions relating to the Tax consequences of the Distribution and Merger.

                (ii) the Non-Filing Party shall have agreed to be bound by a Final Determination of such deficiency, claim or adjustment;

                (iii) the Non-Filing Party shall have agreed to pay, and shall be currently paying, all reasonable costs and expenses incurred by the Filing Party to contest such deficiency, claim or assessment including reasonable outside attorneys', accountants' and investigatory fees and disbursements to the extent such costs relate to the issue being contested by the Non-Filing Party;

                (iv) the Non-Filing Party shall have advanced to the Filing Party, on an interest-free basis (and with no additional net after-tax cost to the Filing Party), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Non-Filing Party could be liable under this Agreement or (B) the amounts actually expended by the Filing Party for this item) to the extent necessary for the contest to proceed in the forum selected by the Controlling Party; and

                (v) the Non-Filing Party shall have provided to the Filing Party all documents and information, and shall have made available employees and officers of the Non-Filing Party, as have been reasonably requested by the Filing Party in contesting such deficiency, claim or adjustment.

        (b) The Filing Party shall not settle, compromise or otherwise resolve any Tax matter relating to Taxes with respect to a Pre-Distribution Period (a "Tax Settlement") without the prior written consent of the Non-Filing Party (which consent shall not be unreasonably withheld) if such Tax Settlement is reasonably likely to materially increase the Tax paid by the Non-Filing Party with respect to any Tax not subject to indemnification under this Agreement; provided, however, that in the event that the Non-Filing Party does not consent and the Filing Party reasonably believes that the withholding of consent was unreasonable, or the

                Filing Party reasonably believes that no consent of the Non-Filing Party is required, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

        (c) Notwithstanding any other provision of this Section 6.4, the Filing Party may resolve, settle, or agree to any deficiency, claim or adjustment for any Taxable Period if the Filing Party waives its right to indemnity with respect to such Tax Item. In such event, the Filing Party shall promptly reimburse the Non-Filing Party for all amounts previously advanced by the Non-Filing Party to the Filing Party in connection with such deficiency, claim or adjustment under Section 6.4(a)(iv) of this Agreement. In addition, except with respect to settlements described in Section 6.4(b) above, the Filing Party shall reimburse the Non-Filing Party for any Tax Detriment that directly results from the settlement of such deficiency, claim or adjustment. No waiver by the Filing Party under this Section 6.4(c) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one Taxable Period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

6.5 Failure to Notify. The failure of the Filing Party promptly to notify the Non-Filing Party of any matter relating to a particular Tax for a Taxable Period or to take any action specified in Section 6.2 of this Agreement shall not relieve the Non-Filing Party of any liability and/or obligation which it may have to the Filing Party under this Agreement with respect to such Tax for such Taxable Period except to the extent that the Non-Filing Party's rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Non-Filing Party of any other liability and/or obligation which it may have to the Filing Party.

6.6 Remedies. Except as otherwise provided in this Agreement, the parties hereby agree that the sole and exclusive remedy for a breach by the Filing Party of the Filing Party's obligations to the Non-Filing Party with respect to a deficiency, claim or adjustment relating to the redetermination of a Tax Item of the Non-Filing Party for a Taxable Period shall first be a reduction in the amount that would otherwise be payable by the Non-Filing Party for such Taxable Period and then an increase in amount that would otherwise be payable by the Filing Party for such Taxable Period, in either case because of the breach. The parties further agree that no claim against the Filing Party and no defense to the Non-Filing Party's liabilities to the Filing Party under this Agreement shall arise from the resolution by the Filing Party of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of the Filing Party.


                             SECTION 7. COOPERATION.

7.1 Provision of Information and Documents. FNT and FIS shall cooperate and provide each other with all documents and information, and provide access to employees and officers of any member of the FNT Group or the FIS Group, respectively, as reasonably requested by the other party, on a mutually convenient basis during normal business hours (and promptly reimburse the other party for any out-of-pocket costs incurred by a party in providing such cooperation), documents and information, and access to the requesting party) to aid the other party in preparing any Tax Return described in Section 2.2 or
        2.3 of this Agreement or to contest any Audit of any such Tax Return or to obtain any opinion referred to in Section 5.2, including, without limitation, the making of representations (to the extent such representations are true) in connection with obtaining any such opinion. Such cooperation shall include, without limitation:

        (a) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information, any necessary explanations of information, and access to personnel, until the expiration of the applicable statute of limitation for additional assessments of Tax for the Taxable Period for which such document or other information arises (giving effect to any extension, waiver, or mitigation thereof);

        (b) within the limits otherwise set forth herein, the execution by such party of any document that is relevant and may be necessary or helpful in connection with any Tax Return or in connection with any Contest; and

        (c) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

        (d) informing the other parties on a timely basis as to the status and progress of all matters related in a reasonably material way to a contest of a Tax under Section 6. Each party shall provide the other parties, within 10 days of the receipt thereof, with copies of all written communications received from any Tax Authority relating to any such Tax contest, appropriately redacted for any unrelated issues also discussed therein.

7.2 Special Rules Regarding Information Required for Tax Return Preparation. The Non-Filing Party will provide to employees or representatives of the Filing Party responsible for preparing its Tax Returns with access to any relevant information, including any Ruling Documents or Tax Opinion, not in the possession of the Filing Party, as it relates to the Filing Party or any member of the Filing Group, and will provide the Filing Party with a copy of such relevant information to the extent that the issues discussed therein are relevant to the Filing Party or any member of the Filing Group within a reasonable time thereafter, but, in any case, not later than five (5) Business Days after the receipt of a written request therefor.

7.3 Consultations With Regard to Tax Items. FNT and FIS shall advise and consult with each other with respect to any Tax election or the Tax treatment of any item (including the treatment of any item that would be affected by a proposed Tax adjustment relating to a Consolidated Return or Combined Return which is the subject of an Audit or investigation, or is the subject of any proceeding or litigation) which could affect any Tax attribute of the other party or the Other Tax Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

7.4 Limitations on Cooperation. In the event that a Filing Party determines that the provision of any information to any member of the Other Tax Group could be commercially detrimental, violate any law or agreement, or waive any privilege that may be asserted under applicable law including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.


                            SECTION 8. MISCELLANEOUS.

8.1 Effectiveness. This Agreement shall become effective as of the Distribution Date ("Effective Date").

8.2 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

               TO FNF:

               Fidelity National Financial, Inc.
               Attention:    Anthony Park
                             Chief Accounting Officer
               601 Riverside Avenue
               Jacksonville, FL  32201
               Telephone:  (904) 854-8152
               With a copy to the General Counsel at the above address

               TO FIS:

               Fidelity National Information Services, Inc.
               Attention:    Richard Cox
                             Senior Vice President -- Corporate Tax Director
               601 Riverside Avenue
               Jacksonville, FL  32201
               Telephone:  (904) 854-8100
               With a copy to the General Counsel at the above address


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
               TO FNT:

               Fidelity National Title Group, Inc.
               Attention:    Richard Cox
                             Senior Vice President - Corporate Tax Director
               601 Riverside Avenue
               Jacksonville, FL 32201
               Telephone: (904) 854-8100
               With a copy to the General Counsel at the above address


And to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.


8.3     Changes in Law.

        (a) Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

        (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the Effective Date, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.4 Consent. Whenever this Agreement specifies that consent is not to be unreasonably withheld, the determination shall take into account, among other things, the relative amount of potential Tax exposure or refund involved for FNT Group companies on the one hand and the FIS Group companies on the other hand, and if the consent relates to bringing proceedings in one venue rather than another, the impact on such decision on such interests of each group. Any controversy over refusal of consent shall be resolved pursuant to Section 8.5 of this Agreement.

8.5     Dispute Resolution.

        (a) Amicable Resolution. FIS and FNT mutually desire that friendly collaboration continue between them. Accordingly, they will try, and they will cause their respective group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between any FIS Group member and any FNT Group member as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to Section 3.3(a) of the Cross-Indemnity Agreement (the "Steering Committee"). The Steering Committee will have two members, one of whom will be appointed by FIS and the other of whom will be appointed by FNT, and each of whom shall be a senior executive of the party appointing the member. The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions will be unanimous and will be binding on FIS and FNT. If the Steering Committee does not agree to a resolution of a Dispute within 30 days after the reference of the matter to it, then the parties will be free to exercise the remedies available to them under applicable law, subject to Sections 8.5(b) and 8.5(c).

        (b) Mediation. If the Steering Committee is unable to resolve any Dispute as contemplated by Section 8.5(a), either FIS or FNT may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within 14 days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. Each of FIS and FNT will bear its own costs of mediation but both parties will share the costs of the mediator equally.

        (c) Arbitration. In the event that the Dispute is not resolved in an amicable manner as set forth in Section 8.5(a) or through mediation pursuant to Section 8.5(b), the latter within 30 days of the submission of the Dispute to mediation, either party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 8.5(c). All Disputes submitted to arbitration pursuant to this Section 8.5(c) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless either party involved elects to utilize an independent referee ("Referee") mutually acceptable to the parties, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. The arbitration shall be by a single qualified arbitrator ("Arbitrator") experienced in the matters at issue, such Arbitrator to be mutually agreed upon by FIS and FNT. If the parties fail to agree on an Arbitrator within 30 days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the Arbitrator. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the Arbitrator (or any place agreed to by the parties and the Arbitrator). Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by any party to the Dispute in any court having jurisdiction over the subject matter or over any of the parties. The parties agree that the length of time to be provided in any arbitration action to conduct discovery shall be limited to 90 days, the length of time to conduct the arbitration hearing shall be limited to ten days (with each party having equal time) and that the Arbitrator shall be required to render his or her decision within 30 days of the completion of the arbitration hearing. All costs and expenses incurred by the Arbitrator shall be shared equally by the parties. Each party shall bear its own costs and expenses in connection with any such arbitration proceeding. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

        (d)     Non-Exclusive Remedy.

                i. Nothing in this Section 8.5 shall prevent either FIS or FNT from commencing formal litigation proceedings or seeking injunctive or similar relief if any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to FIS, FNT or any member of either party's group.

                ii. Nothing in this Section 8.5 shall prevent either FIS or FNT from immediately seeking injunctive or interim relief in the event of any actual or threatened breach of any confidentiality provisions of the Cross-Indemnity Agreement. If an arbitral tribunal has not been appointed with respect to any Dispute at the time of such actual or threatened breach, then either party may seek such injunctive or interim relief from any court with jurisdiction over the matter. If an arbitral tribunal has been appointed with respect to any Dispute at the time of such actual or threatened breach, then the parties agree to submit to the jurisdiction of the state and federal courts of Duval County, Florida, pursuant to Section 3.2 of the Cross-Indemnity Agreement, with respect to such matter.

        (e) Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement, FIS and FNT are the only members of their respective group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 8.5 or otherwise, and each party will cause its respective group members not to commence any dispute resolution procedure other than through such party as provided in this Section 8.5(e).

8.5 Third-Party Claims. In the event of the assertion of any Third-Party Claim, claim procedures will be governed by the provisions of Section
        2.3 of the Cross-Indemnity Agreement.

8.6     Authorization. Each of the parties hereto hereby represents and warrants
        (a) that it has the power and authority to execute, deliver and perform this Agreement, (b) that this Agreement has been duly authorized by all necessary corporate action on the part of each such party, (c) that this Agreement constitutes a legal, valid and binding obligation of each such party and (d) that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

8.7 Successors. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.8 Assignment. Except for assignments or transfers by operation of law, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, which consent will not be unreasonably withheld, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

8.9 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

8.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.13 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is solely for the benefit of FNF, each member of FNT Group and each member of the FIS Group. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without reference to this Agreement.

8.14 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

8.15 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

8.16 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

8.17 Schedules. Schedule I shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                    FIDELITY NATIONAL FINANCIAL, INC.

                                    By:
                                       ----------------------------------
                                    Name:
                                    Title:
                                    Date:

                                    FIDELITY NATIONAL INFORMATION
                                    SERVICES, INC.

                                    By:
                                       ----------------------------------
                                    Name:
                                    Title:
                                    Date:

                                    FIDELITY NATIONAL TITLE GROUP, INC.

                                    By:
                                       ----------------------------------
                                    Name:
                                    Title:
                                    Date:

                                   Schedule I

1. Any Federal Income Tax to be allocated to a Consolidated Group or to any member thereof in accordance with this Agreement shall be allocated on the basis of the Hypothetical Tax of the Consolidated Group or of the relevant member thereof.

        (a) For purposes of this Agreement, the "Hypothetical Tax" of the Consolidated Group or any member thereof for any Taxable Period shall be the Federal Income Tax liability that the Consolidated Group or any member thereof would have had for such Taxable Period if the Consolidated Group or any member thereof had filed its own Consolidated Return or Separate Return for such Taxable Period, taking into account any carryovers to, or carrybacks from, other Taxable Periods of the Consolidated Group or any member thereof that are available in such Taxable Period of the Consolidated Group or any member thereof, or would have been so available (after taking into account Paragraph 1(b)(i) of this Schedule I), if the Consolidated Group or any member thereof had filed its own Consolidated Return or Separate Return, respectively, for such other Taxable Periods, and the Consolidated Group or any member thereof was subject to Tax on all of its taxable income at the applicable maximum rate specified in the Code but without the benefit of any surtax exemption.

        (b) In computing the Hypothetical Tax of the Consolidated Group or any member thereof:

                (i) In the case of any item of income, gain, loss, deduction or credit that is computed or subject to a limitation only on a consolidated basis, including but not limited to, charitable contributions, capital losses, foreign tax credits, research and experimentation credit and
                        Section 1231 gains and losses ("Consolidated Items"), such Consolidated Items shall be taken into account by the Consolidated Group or any member thereof only if, and to the extent that, a Consolidated Item is taken into account and actually affects the amount of the Tax liability of the Consolidated Group;

                (ii) In the case of the treatment of an item subject to an election made only on a consolidated basis, the treatment will be governed by the election made by agent of the group on the Consolidated Return, and

                (iii) All intercompany transactions (as defined in Section 1.1502-13(b)(1) of the Treasury Regulations) between and among members of the Consolidated Group will be taken into account in computing the Hypothetical Tax of the Consolidated Group or any member thereof at the time when such transactions are required to be taken into account by the Consolidated Group under Section 1.1502-13 of the Treasury Regulations, and any Consolidated item not initially taken into account in computing the tax of the Consolidated Group or any member thereof shall be taken into account by the Consolidated Group or any member thereof in the Taxable Period, and to the extent, that such Consolidated item is taken into account by the Consolidated Group.

2. Combined State/Local Taxes shall be allocated between members of the Filing Group and members of the Non-Filing Group first on the basis of, and to the extent that, the receipts, income, capital or net worth of a member of the Filing Group or of the Non-Filing Group resulted in, or increased, such Taxes, with any remaining Combined State/Local Taxes allocated among the members on the basis which each member's relative attribute (positive or negative) was taken into account in determining the amount of such Taxes.

3. If a Consolidated Federal Tax, Combined State/Local Tax, or Separate Tax liability is assessed after the Distribution Date pursuant to a Final Determination, such amount shall be allocated under the principles of paragraphs 1 and 2.

4. All Tax allocations relating to Taxable Periods that include, but do not end on, the Distribution Date, shall be made, between the Pre-Distribution Period and Post-Distribution Period on the basis of an interim closing of the books as if such Taxable Period ended as of the close of business on the Distribution Date. Any real or personal property Tax, or similar Tax, determined on an annual or periodic basis shall be attributed to the Pre-Distribution Period on the basis of the number of days in such Pre-Distribution Period to the total number of days in the entire Taxable Period. Any adjustment required by Section 481 of the Code (including adjustments for marking receivables to market) shall be attributable to the deductions or credits (or lack thereof) giving rise to the Section 481 adjustment.